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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                               _________________

                                 SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)/1/


                             PRI Automation, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $0.01 par value per share
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                  69357H 10 6
         ------------------------------------------------------------
                                (CUSIP Number)

                               _________________

         Check the following box if a fee is being paid with this statement [] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


________________________
    /1/ The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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  CUSIP NO. 69357H 10 6                 13G                PAGE 2 OF 6 PAGES
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- ------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.IRS. IDENTIFICATION NO. OF ABOVE PERSONS

     Mordechai Wiesler
- ------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
 3    SEC USE ONLY



- ------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S.A.
- ------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF               527,280 *See Note A

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                             None
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                527,280 *See Note A

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                             None
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           527,280 *See Note A

- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                   *See Note B                                [X]

- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%

- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN

- ------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!
Note A: Information as to beneficial ownership is given as of December 31, 1995.

Note B: Excludes 45,000 shares held in two trusts for the benefit of Mr. Wiesler's three children. Mr. Wiesler disclaims beneficial ownership of these shares.
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  CUSIP NO. 69357H 10 6                 13G                PAGE 3 OF 6 PAGES
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ITEM 1(A).   NAME OF ISSUER:

             PRI Automation, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             805 Middlesex Turnpike
             Billerica, MA   01821

ITEM 2(A).   NAME OF PERSONS FILING:

             Mordechai Wiesler

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             PRI Automation, Inc.
             805 Middlesex Turnpike
             Billerica, MA 01821

ITEM 2(C).   CITIZENSHIP:

             U.S.A.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $0.01 par value per share

ITEM 2(E).   CUSIP NUMBER:

             69357H  106

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
             CHECK WHETHER THE PERSON FILING IS A:          Not applicable.

         (a) [_]  Broker or dealer registered under Section 15 of the Act;

         (b) [_]  Bank as defined in Section 3(a)(6) of the Act;

         (c) [_]  Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [_] Investment Company registered under Section 8 of the Investment Company Act;
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  CUSIP NO. 69357H 10 6                 13G                PAGE 4 OF 6 PAGES
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         (e) [_]  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940;

         (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

         (g) [_]  Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);

         (h) [_]  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4.      Ownership.  (See Note A)

         (a) Amount beneficially owned:

                 527,280

         (b) Percent of class:

                 7.4%

         (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote

                 527,280

         (ii) Shared power to vote or to direct the vote

                 None

         (iii) Sole power to dispose or to direct the disposition of

                 527,280

         (iv) Shared power to dispose or to direct the disposition of

                 None


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.
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  CUSIP NO. 69357H 10 6                 13G                PAGE 5 OF 6 PAGES
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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.
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  CUSIP NO. 69357H 10 6                 13G                PAGE 6 OF 6 PAGES
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    September 6, 1996



/s/Mordechai Wiesler
- -----------------------------------
Mordechai Wiesler